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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number 333-49957-01
                                                                    ------------

                           Eagle-Picher Holdings, Inc.
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             (Exact name of registrant as specified in its charter)

     250 East Fifth Street, Suite 500, P.O. Box 779, Cincinnati, Ohio 45201
                                 (513) 721-7010
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

       11 3/4% Series B Cumulative Redeemable Exchangeable Preferred Stock
                      11 3/4% Exchange Debentures due 2008
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            (Title of each class of securities covered by this Form)

                                      None
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       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [   ]         Rule 12h-3(b)(1)(ii) [   ]
         Rule 12g-4(a)(1)(ii) [   ]         Rule 12h-3(b)(2)(i)  [   ]
         Rule 12g-4(a)(2)(i)  [   ]         Rule 12h-3(b)(2)(ii) [   ]
         Rule 12g-4(a)(2)(ii) [   ]         Rule 15d-6           [   ]
         Rule 12h-3(b)(1)(i)  [ X ]

         Approximate number of holders of record as of the certification or
notice date:    One (1)
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         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                             EAGLE-PICHER HOLDINGS, INC.


Date: February 27, 2001                      By:  /s/  David G. Krall
     ---------------------                      -------------------------
                                                  David G. Krall
                                                  Senior Vice President,
                                                  General Counsel and Secretary